Filed Pursuant To Rule 433

Registration No. 333-275079

December 18, 2023

X/Twitter Post:

Live Address: https://twitter.com/Grayscale/status/1736854861634064770

Text:

Grayscale CEO @Sonnenshein joined @SquawkCNBC this morning to discuss:

⚫Optimism about GBTC potentially uplisting as a spot #bitcoinETF.

⚫Changing climates in tradfi.

⚫Politicians' views on crypto in 2024.

and more! Watch the full conversation:

Link: https://www.cnbc.com/video/2023/12/18/theres-a-lot-of-market-optimism-for-bitcoin-into-next-year-says-grayscale-ceo.html

LinkedIn Post:

Live Address: https://www.linkedin.com/feed/update/urn:li:share:7142620559661494273

Text:

Grayscale CEO Michael Sonnenshein joined CNBC this morning to discuss:

⚫Optimism about GBTC potentially uplisting as a spot #bitcoinETF.

⚫Changing climates in tradfi.

⚫Politicians' views on crypto in 2024.

Watch the full conversation:

Link: https://www.cnbc.com/video/2023/12/18/theres-a-lot-of-market-optimism-for-bitcoin-into-next-year-says-grayscale-ceo.html

Want Bitcoin exposure right in your brokerage account? Get it with symbol GBTC. Grayscale Bitcoin Trust. The world's largest Bitcoin fund. GBTC: Bitcoin investing begins here.

Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC, 290 Harbor Drive, Stamford, CT 06902.

Grayscale Investments, LLC is a digital currency asset manager. An investment in the Grayscale Bitcoin Trust (“GBTC”) is a speculative investment that involves a high degree of risk, including a partial or total loss of invested funds. This is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. GBTC is not suitable for any investor that cannot afford loss of the entire investment. The shares of GBTC are intended to reflect the price of the digital asset(s) held by GBTC (based on digital asset(s) per share), less GBTC’s expenses and other liabilities. To date, GBTC has not met its investment objective and the Shares of GBTC quoted on OTC Markets have not reflected the value of digital assets held by GBTC, less such GBTC’s expenses and other liabilities, but instead has traded at both premiums and discounts to such value, which at times have been substantial. Go to our website Grayscale.com, the OTC Markets website or SEC’s website for each GBTC’s annual report, which includes investment objectives, risks, fees and expenses. Read these materials carefully before investing. GBTC is distributed by Grayscale Securities, LLC. (Member FINRA/SIPC).

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC, 290 Harbor Drive, Stamford, CT 06902.